THE WESTPORT FUNDS
                             WESTPORT ADVISERS, LLC
                         WESTPORT ASSET MANAGEMENT, INC.

                            CODE OF ETHICS & CONDUCT

I.   INTRODUCTION

     This Code of Ethics and Conduct (the "Code") has been adopted by The Westport Funds (the "Funds"), Westport Advisers, LLC ("WALLC") and Westport Asset Management, Inc. ("WAMI") (collectively, "Westport"), in accordance with the federal securities laws, including the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended (the "1934 Act"). The purpose of the Code is to establish guidelines and procedures to identify and prevent persons who may have knowledge of Westport's investments and investment intentions from breaching their fiduciary duties and to deal with other situations that may pose a conflict of interest or a potential conflict of interest.

     Carefully read the guidelines and procedures of this Code. When you believe that you sufficiently understand them, please sign, date, and return the Annual Certificate of Compliance (attached as Appendix I) to the Compliance Director. Please keep a copy of the Code for your reference.

     Additionally, federal securities laws require money managers and others to adopt policies and procedures to identify and prevent the misuse of material, non-public information. Therefore, Westport has developed and adopted Policies and Procedures Concerning the Misuse of Material Non-Public Information (the "Insider Trading Policy") that applies to all employees, officers and trustees (attached as Appendix VI). Read it carefully. When you believe that you sufficiently understand its terms and conditions, please sign, date and return the Insider Trading Policy Annual Certificate of Compliance (attached as Appendix VII) to the Compliance Director.

II.  DEFINITIONS

     As used in the Code, the following terms have the following meanings:

ACCESS PERSON:      means any trustee, director,  officer, member or employee of a Westport entity. It would also generally include any entity or natural person in a control relationship to any Westport entity.

ADVISORY CLIENT:    means any person or entity to which  WAMI or WALLC  provides
                    investment   advisory  services.   This  term  includes  any
                    registered or unregistered investment company for which WAMI or WALLC serves as an adviser or sub-adviser and any separate account clients.

BENEFICIAL
OWNERSHIP:          generally means any interest in a Covered Security for which an Access Person or any member of his or her immediate family sharing the same

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                    household  can  directly  or  indirectly  receive a monetary
                    ("pecuniary") benefit. Please see Appendix II for a complete definition.

COMPLIANCE
DIRECTOR:           means the  person  appointed  by each  Westport  entity  and indicated  in Appendix  VIII,  as updated from time to time.
                    The  Compliance  Director  may delegate any or all of his or
                    her  responsibilities   under  the  Code,  as  specified  in
                    Appendix VIII. In instances when the Code is applied to the Compliance Director, any other principal of the appropriate
                    Westport entity may act as the Compliance Director.

CONTROL: of the Funds, WALLC or WAMI means the power to exercise a controlling influence over the management or policies of the entity (unless such power is solely the result of an official position with the entity). Any person who owns (directly or through one or more controlled companies), more than 25% of the voting securities of one of these entities shall be presumed to control such entity.

INDEPENDENT
TRUSTEE: means any person who serves on the Board of Trustees of the Funds who is not an "interested person" as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. Independent Trustees are exempted from most of the Code's provisions. See, for example, Article V, Sections 2 and 3, and Article IX.

COVERED SECURITY:   means any and every security as defined in Section  2(a)(36)
                    of the Investment Company Act of 1940, as amended, but does not include the following, so that transactions in the following are not covered by the Code:

                    o    direct  obligations  of the  Government  of the  United
                         States;

                    o bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

                    o    shares   issued  by  registered   open-end   investment
                         companies (mutual funds).

III. GENERAL PRINCIPLES

     This Code applies to all Access Persons. The Code acknowledges the general principles that Access Persons:

     o    owe a fiduciary obligation to all Advisory Clients;

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     o    have the duty at all  times to place  the  interests  of all  Advisory
          Clients first and foremost;

     o must conduct their Personal Securities Transactions in a manner that avoids conflicts of interest or abuses of their position of trust and responsibility; and

     o should not take improper advantage of their positions in relation to Advisory Clients.

     No Access Person shall, directly or indirectly in connection with its purchase or sale of a Security Held or to be Acquired by any Advisory Client:1

     o    employ any device, scheme or artifice to defraud any Advisory Client;

     o make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Advisory Client, in light of the circumstances under which they are made, not misleading;

     o engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any Advisory Client; or

     o    engage in any  manipulative  practice  with  respect  to any  Advisory
          Client.

IV.  INSIDE INFORMATION

     No Access Person may use material, non-public information about a security or issuer in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security, the shareholders of that issuer, any Advisory Client, or to any other person who is the source of the material non-public information. Any Access Person who believes he or she is in possession of such information must contact the Compliance Director immediately to discuss the information and the circumstances surrounding its receipt. Please refer to the Insider Trading Policy attached as Appendix VI for more information.

V.   PROHIBITED TRANSACTIONS

     1.   SAME DAY TRADING

          No Access Person may purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if, to his or her actual knowledge at the time of such purchase or sale, the same or an equivalent

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1        "Security Held or to be Acquired" by any Advisory  Client means (1) any
         Covered Security which, within the most recent 15 days, is or has been held by an Advisory Client, or is being or has been considered by an Advisory Client or Westport for purchase by an Advisory Client, and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (1) above.

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     Covered  Security  is (1)  being  considered  for  purchase  or  sale by an
     Advisory Client that day; or (2) being purchased or sold by an Advisory Client that day.

          Notwithstanding the above, accounts in which an Access Person has a beneficial ownership interest in a Covered Security solely by reason of an indirect pecuniary interest described in Rule 16a-1(a)(2)(ii)(B) or (C) under the 1934 Act may purchase or sell, directly or indirectly, any Covered Security even if the same or an equivalent Covered Security is (1) being considered for purchase or sale by an Advisory Client that day; or
     (2) being purchased or sold by an Advisory Client that day provided that such accounts receive the average price for all such purchases and sales executed for such accounts and all Advisory Clients that day, with transaction costs shared on a pro rata basis.

     2.   TRANSACTIONS IN COVERED SECURITIES

          Unless prior written approval is obtained as described in Article VII, no Access Person, other than Independent Trustees, may engage in a transaction in any Covered Security.

     3.   INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

          Unless prior written approval is obtained as described in Article VII, no Access Person, other than Independent Trustees, may engage in a transaction in any security in an initial public offering or a private placement.

          An Access Person who has been approved to engage in a transaction in a private placement must disclose that investment if he or she plays a part in subsequent investment considerations concerning the issuer of such security for an Advisory Client. In such circumstances, Westport's decision to purchase or sell securities of the issuer shall be subject to an independent review by an Access Person with no personal interest in the issuer.

VI.  EXEMPTIONS

     The prohibitions of Article V of this Code shall not apply to:

     o Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control or in any account which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions;

     o Purchases or sales of securities which are not eligible for purchase or sale by any Advisory Client;

     o Purchases or sales which are non-volitional on the part of either the Access Person or any Advisory Client;

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     o    Purchases which are part of an automatic dividend reinvestment plan;

     o Purchases effected upon the exercise of rights or options issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights or options were acquired from such issuer, and sales of such rights or options so acquired; and

     o Any securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1.75 billion.

VII. PRE-APPROVAL PROCEDURES

     1.   APPROVAL REQUIREMENTS

          An Access Person must obtain prior written approval from a principal of Westport for all securities transactions otherwise prohibited by Article
     V. Another principal of Westport must approve transactions made by a principal of Westport.

     2.   TIME OF APPROVAL

          Pre-approval must be obtained prior to the proposed securities transaction and is valid for only 12 hours after approval.

     3.   FORM

          Pre-approval must be obtained in writing by completing and signing a Personal Trading Request and Authorization Form (including the details of the proposed securities transaction) and submitting it to a principal of Westport. Please use the form attached as Appendix III.

     4.   FILING

          The Compliance Director will retain a copy of all completed Personal Trading Request and Authorization Forms in the manner contemplated by
     Article XII.

     5.   FACTORS CONSIDERED IN APPROVAL OF PERSONAL SECURITIES TRANSACTIONS

          Generally, the factors described below will be considered by Westport principals in determining whether or not to approve a proposed securities transaction.

     o whether the proposed purchase or sale is likely to have any economic impact on any Advisory Client or on their ability to purchase or sell securities of the same class or other securities of the same issuer;

     o whether any Advisory Client has a pending "buy" or "sell" order in that security or has completed a purchase or sale of that security that day;

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     o    whether the amount or nature of the  securities  transaction or person making it is likely to affect the price of or market for the security;

     o whether the security proposed to be purchased or sold is one that would qualify for purchase or sale by any Advisory Client;

     o whether the security is currently being considered for purchase or sale by Westport that day;

     o whether the securities transaction would create the appearance of impropriety, whether or not an actual conflict exists; and

     o whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position.

However, if warranted by the nature of the transaction, and notwithstanding the prohibition in Section V.1., the Compliance Director has the authority, only in exceptional circumstances, to approve a securities transaction where the security is currently being considered for purchase or sale by Westport that day.

VIII. REPORTING BY ACCESS PERSONS OTHER THAN INDEPENDENT TRUSTEES OF THE FUNDS2

     1.   INITIAL HOLDINGS REPORT

          Beginning on March 1, 2000, no later than 10 days after a person becomes an Access Person (other than Independent Trustees of the Funds), such person must file a report with the Compliance Director which contains the following information:

     o the title, number of shares and principal amount of each Covered Security in which such person has any direct or indirect beneficial ownership;

     o the name of the broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and

     o    the date the report is submitted to the Compliance Director.

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2    Each Access Person  required to make a report is responsible for taking the initiative to file reports as required under the Code. Any effort by the Compliance Director to facilitate the reporting process does not change or alter that responsibility.

     Any report required by Articles VIII and IX may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

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     2.   QUARTERLY TRANSACTION REPORTS

          Beginning with the calendar quarter ending March 31, 2000, no later than 10 days after the end of a calendar quarter, every Access Person (other than Independent Trustees of the Funds) must file a report with the Compliance Director with respect to any transaction during the calendar quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership (the "Quarterly Report"). The Quarterly Report, which may be in the form of the cover page in Appendix IV and attached account statements, must contain:

     o the date of each transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

     o the nature of the transaction (i.e., purchase or sale or other type of acquisition or disposition);

     o the price of the Covered Security at which the transaction was effected;

     o the name of the broker, dealer or bank with or through which the transaction was effected; and

     o    the date that the report is submitted to the Compliance Director.

          With respect to any quarter in which an account was established by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person, such Quarterly Report must also contain the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established.

     3.   ANNUAL HOLDINGS REPORTS

          No later than January 30, 2001, and every January 30 thereafter, every Access Person (other than Independent Trustees of the Funds) must file a report with the Compliance Director which contains the following information:

     o the title, number of shares and principal amount of each Covered Security in which such person has any direct or indirect beneficial ownership as of December 31 of the prior calendar year;

     o the name of the broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and

     o    the date the report is submitted to the Compliance Director.

     The report may be in the form of the cover page in Appendix V and attached account statements.

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IX.  REPORTING BY INDEPENDENT TRUSTEES OF THE FUNDS3

     An Independent Trustee of the Funds must make a quarterly transaction report containing the information required by Article VIII, Section 2, no later than 10 days after the end of a calendar quarter with respect to transactions occurring in such quarter in a Covered Security only if such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that during the 15-day period immediately before or after such trustee's transaction in a Covered Security, the Funds purchased or sold the Covered Security, or the Funds or their investment adviser considered purchasing or selling the Covered Security.3

X.   DETERMINATION OF ACCESS PERSONS

     Each current trustee, director, officer, member and employee of Westport will be evaluated by the Compliance Director to determine whether he or she is an Access Person before March 1, 2000. Those who are determined to be Access Persons will be notified of their status as an Access Person and their corresponding reporting obligations by March 1, 2000.

     Each potential new trustee, director, officer, member or employee of Westport will be evaluated to determine whether he or she is an Access Person before he or she is offered a position and will be notified of his or her status as an Access Person, if applicable, before taking his or her position.

XI.  REVIEW OF REPORTS REQUIRED BY THIS CODE OF ETHICS

     Each report required to be submitted under Articles VIII and IX of the Code will be promptly reviewed by the Compliance Director when submitted.

     Any violation or potential violation of the Code shall be brought to the attention of the appropriate principal of the affected Westport entity within five business days of its discovery. The Compliance Director will investigate any such violation or potential violation and report to such principal with a recommendation of appropriate action to be taken against any individual whom it is determined has violated the Code, as is necessary to cure the violation and prevent future violations.

     The Compliance Director will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

XII. RECORDKEEPING REQUIREMENTS

     The following records must be maintained at the principal place of business of the appropriate Westport entity in the manner and to the extent set out below. These records must be made available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

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3    Ordinarily,  reports would need to be filed only if an Independent  Trustee actually knows of a Fund transaction since, generally, Independent Trustees would not be expected to be in a position in which they "should have known" of a Fund transaction.

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     o    A copy of the Code that is in effect,  or at any time  within the past five years was in effect, must be maintained in an easily accessible place;

     o A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

     o A copy of each report required to be submitted by Access Persons under Articles VIII and IX of the Code, including any information provided on broker transaction confirmations and account statements, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

     o A record of all Access Persons, currently or within the past five years, who are or were required to make reports under the Code will be established prior to March 1, 2000 and maintained in an easily accessible place;

     o A record of all persons, currently or within the past five years, who are or were responsible for reviewing reports of Access Persons will be established prior to March 1, 2000 and maintained in an easily accessible place;

     o A copy of each Personal Trading Request and Authorization Form submitted to the Compliance Director (including a record of all approvals to acquire securities in an initial public offering or private placement, indicating the reasons therefor) must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later; and

     o A copy of each report to the Board of Trustees of the Funds required to be submitted pursuant to Article XIII of the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

     o A record of all accounts, currently or within the past five years, in which an Access Person has or had a beneficial ownership interest in a Covered Security solely by reason of an indirect pecuniary interest described in Rule 16a-1(a)(2)(ii)(B) or (C) under the 1934 Act must be maintained in an easily accessible place.

XIII. REPORTS TO THE BOARD OF TRUSTEES OF THE FUNDS

     No later than September 1, 2000 and no less frequently than annually thereafter, the Compliance Director will prepare a written report to be furnished to the Board of Trustees of the Funds that:

     o Describes any issues arising under the Code since the last report to the Board of Trustees of the Funds, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

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     o    Certifies  that each  Westport  entity has adopted the  procedures  in
          Articles X through XII of the Code and this Article XIII, which Articles are reasonably necessary to prevent Access Persons from violating the Code.

     No later than September 1, 2000 and no less frequently than annually thereafter, the distributor of the Funds must prepare a written report to be furnished to the Board of Trustees of the Funds that:

     o Describes any issues arising under its code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of its code of ethics and sanctions imposed in response to the material violations; and

     o Certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

XIV. CONFIDENTIALITY OF ADVISER TRANSACTIONS

     Specific information relating to any Advisory Client's portfolio or activities is strictly confidential and should not be discussed with anyone outside Westport.

XV.  SANCTIONS

     A violation of this Code is subject to the imposition of such sanctions by each Westport entity as may be deemed appropriate under the circumstances to achieve the purposes of the Code. Sanctions for violations of the Code will be determined by the Compliance Director, in consultation with the principals of the appropriate Westport entity and outside counsel. Such sanctions may include a written warning, suspension or termination of employment, a letter of censure and/or disgorgement of any profit.

XVI. AMENDMENTS AND MODIFICATIONS

     This Code may be amended or modified as deemed necessary by the officers of the appropriate Westport entity. In the case of amendments or modifications by the Funds or WALLC, the amendments and modifications must also by approved by the trustees of the Funds within six months of any such amendment or modification.

XVII. ANNUAL CERTIFICATION

     All Access Persons must certify annually that they understand the Code, have had an opportunity to ask questions about the Code, and will comply with all applicable aspects of the Code by submitting an Annual Certificate of Compliance (attached as Appendix I) to the Compliance Director no later than December 31 of each year.

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                                   APPENDIX I

                               THE WESTPORT FUNDS
                             WESTPORT ADVISERS, LLC
                         WESTPORT ASSET MANAGEMENT, INC.

                            CODE OF ETHICS & CONDUCT

                        ANNUAL CERTIFICATE OF COMPLIANCE


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Name (please print)

     This is to certify that the attached Code of Ethics and Conduct ("Code") was distributed to me on ____________, 20___. I have read and understand the Code. I certify that I have complied with the Code during the course of my association with Westport, and that I will continue to do so in the future. Moreover, I agree to promptly report to the Compliance Director any violation or possible violation of the Code of which I become aware.

     I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.


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Signature

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Date

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                                   APPENDIX II

     The term "beneficial owner" shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities, subject to the following:

     (1) The term "pecuniary interest" in any class of securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

     (2) The term "indirect pecuniary interest" in any class of securities shall include, but not be limited to:

     (A) Securities held by members of a person's immediate family sharing the same household; provided, however that the presumption of such beneficial ownership may be rebutted;

     (B) A general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of: (1) the general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or (2) the general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner;

     (C) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:
(1) the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and (2) securities of the issuer do not account for more than 10 percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

     (D) A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

     (E) A person's interest in securities held by a trust, as specified in Rule 16a-8(b); and

     (F) A person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

     (3) A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

                               THE WESTPORT FUNDS
                             WESTPORT ADVISERS, LLC
                         WESTPORT ASSET MANAGEMENT, INC.
                                  APPENDIX III

                 PERSONAL TRADING REQUEST AND AUTHORIZATION FORM

Employee Name _______________________________

Person On Whose Behalf Trade is Being Done (if different) ______________________

Broker ___________________ Brokerage Account Number _________________

Covered Security ______________________________________    Ticker Symbol _______
                 Company Name, Type of Covered Security

Number of Shares or Units ______            Price per Share or Unit _______

Approximate Total Price ________            Buy or Sell ________

I HEREBY CERTIFY THAT ALL OF THE FOLLOWING INFORMATION IS TRUE AND COMPLETE:

To the best of my knowledge, neither I nor anyone at Westport possess material, non-public information about the issuer or the security.

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code.


_______________________________________     ________________
Signature                                   Date

When signed and dated by a principal of Westport, this authorization is approved for this transaction only and is effective for 12 hours from the time written below unless you are notified otherwise by the a principal of Westport. A record of this transaction will be kept by the Compliance Director in confidential files.1

                                                                            a.m.
_______________________________________     ________________  ______________p.m.
Westport Principal                          Date              Time

----------------------
1 Compliance Director or Westport principal please note: If approval is granted to acquire securities in an initial public offering or in a private placement, indicate the reasons for such approval on the reverse side of this form. This form must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later in accordance with Article XII of the Code.

                               THE WESTPORT FUNDS
                             WESTPORT ADVISERS, LLC
                        WESTPORT ASSET MANAGEMENT, INC.
                                  APPENDIX IV

                    QUARTERLY SECURITIES TRANSACTIONS REPORT

                 For the quarter ending _______________, _______

     I hereby certify that the transactions on the attached pages are the only transactions in Covered Securities entered into during the quarter ending on the date written above in which I had any direct or indirect beneficial ownership.

     Please check the applicable box below:

     [ ] During the quarter ending on the date written above, I have not established any new account in which any securities were held during such quarter for my direct or indirect benefit.

     [ ]  During  the  quarter   ending  on  the  date  written  above,  I  have
established the following new accounts in which any securities were held during such quarter for my direct or indirect benefit:

     Name of Broker, Dealer, or Bank                   Date Established
     ------------------------------------------------------------------
     __________________________________________________________________
     __________________________________________________________________
     __________________________________________________________________
     __________________________________________________________________
     __________________________________________________________________

     Signature _____________________________________________

     Name: _________________________________________________
                            Please Print

     Date: _________________

                               THE WESTPORT FUNDS
                             WESTPORT ADVISERS, LLC
                         WESTPORT ASSET MANAGEMENT, INC.
                                   APPENDIX V

                             ANNUAL HOLDINGS REPORT

                For the calendar year ending December 31, _______


     I hereby certify that the securities on the attached account statements are the only Covered Securities in which I have a direct or indirect beneficial ownership as of the date written above.

     Listed below are the names of every broker, dealer and bank with whom I maintain an account in which securities are held for my direct or indirect benefit:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

     Signature _______________________________________

     Name: ___________________________________________
                           Please Print

     Date: _________________

                                   APPENDIX VI

                             POLICIES AND PROCEDURES
                        CONCERNING THE MISUSE OF MATERIAL
                             NON-PUBLIC INFORMATION
                         (THE "INSIDER TRADING POLICY")


     Every trustee, director, officer, member or employee (each a "Covered Person") of The Westport Funds, Westport Advisers, LLC and Westport Asset Management, Inc. (collectively, "Westport") must read and retain a copy of these Policies and Procedures Concerning the Misuse of Material Non-Public Information (the "Insider Trading Policy"). Any questions regarding the Insider Trading Policy described herein should be referred to Westport's Compliance Director.

SECTION I. POLICY STATEMENT ON INSIDER TRADING ("POLICY STATEMENT")

     Westport's Policy Statement applies to every Covered Person and extends to activities both within and outside the scope of their duties at Westport. Westport forbids any Covered Person from engaging in any activities that would be considered to be "insider trading."

     The term "insider trading" is not defined in the federal securities laws, but generally is understood to prohibit the following activities:

     1.   trading while in possession of material non-public information;

     2. recommending the purchase or sale of securities while in possession of material non-public information; or

     3.   communicating   material  non-public   information  to  others  (i.e.,
          "tipping").

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions you should consult the Compliance Director.

A.   Who is an Insider?
     -----------------

     The concept of "insider" is broad and it includes trustees, directors, officers, partners, members, and employees of a company. In addition, a person can become a "temporary insider" if that person is given material inside information about a company or the market for the company's securities on the reasonable expectation that the recipient would maintain the information in confidence and would not trade on it.

B.   What is Material Information?
     ----------------------------

     Trading, tipping, or recommending securities transactions while in possession of inside information is not an actionable activity unless the information is "material." Generally, information is considered material if: (i) there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or (ii) it would significantly alter the total mix of information made available. A pragmatic test is whether the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, a joint venture, the borrowing of significant funds, a major labor dispute, merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. For information to be considered material it need not be so important that it would have changed an investor's decision to purchase or sell particular securities; rather it is enough that it is the type of information on which reasonable investors rely in making purchase or sale decisions. The materiality of information relating to the possible occurrence of any future event may depend on the likelihood that the event will occur and its significance if it did occur.

C.   What is Non-Public Information?
     ------------------------------

     All information is considered non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Information in bulletins and research reports disseminated by brokerage firms are also generally considered to be public information.

D.   Penalties for Insider Trading
     -----------------------------

     Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she did not personally benefit from the violation. Penalties include:

     1.   civil injunctions;

     2. criminal penalties for individuals of up to $1,000,000 and for "non-natural persons" of up to $2.5 million dollars plus, for individuals, a maximum jail term of ten years;

     3.   private rights of actions for disgorgement of profits;

     4. civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;

     5. civil penalties for the employer or other controlling person of up to the greater of $1,000,000 per violation or three times the amount of the profit gained or loss avoided as a result of each violation; and

     6.   a permanent bar,  pursuant to the SEC's  administrative  jurisdiction,
          from  association  with  any  broker,   dealer,   investment  company,
          investment adviser, or municipal securities dealer.

     In addition, any violation of this Policy Statement can be expected to result in serious sanctions by Westport, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT WESTPORT'S POLICY STATEMENT

     The following procedures have been established to aid Westport's Employees in avoiding insider trading, and to aid Westport in preventing, detecting and imposing sanctions against insider trading. Every Covered Person must follow these procedures or risk serious sanctions, as described above. If you have any questions about these procedures you should consult the Compliance Director.

A.   Identifying Insider Information
     -------------------------------

     Before trading for yourself or others, including for any client accounts managed by Westport, in the securities of a company about which you may have potential insider information, or revealing such information to others or making a recommendation based on such information, you should ask yourself the following questions:

     1. Is the information material? Is this information that an investor would consider important in making a investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

     2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation, or has it otherwise been made available to the public?

     If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information may be material and non-public, you should take the following steps:

     1. Report the matter immediately to the Compliance Director. In consulting with the Compliance Director, you should disclose all information that you believe may bear on the issue of whether the information you have is material and non-public.

     2. Refrain from purchasing or selling securities with respect to such information on behalf of yourself or others, including for client accounts managed by Westport.

     3. Refrain from communicating the information inside or outside Westport, other than to the Compliance Director.

     After  the  Compliance  Director  has  reviewed  the  issue,  you  will  be instructed to continue the prohibitions against trading, tipping, or communication, or you will be allowed to trade and communicate the information. In appropriate circumstances, the Compliance Director will consult with counsel as to the appropriate course to follow.

B.   Personal Securities Trading
     ---------------------------

     All Covered Persons must adhere to Westport's Code of Ethics and Conduct ("Code") with respect to securities transactions effected for their own account and accounts over which they have a direct or indirect beneficial interest. Please refer to the Code as necessary.

C.   Restricting Access to Material Non-Public Information
     -----------------------------------------------------

     Information in your possession that you identify, or which has been identified to you as material and non-public, must not be communicated to anyone, except as provided in paragraph II.A., above. In addition, you should make certain that such information is secure. For example, files containing material non-public information should be sealed and inaccessible and access to computer files containing material non-public information should be restricted by means of a password or other similar restriction.

D.   Resolving Issues Concerning Insider Trading
     -------------------------------------------

     If, after consideration of the items set forth in paragraph II.A. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, please discuss such matters with the Compliance Director before trading on or communicating the information in question to anyone.

E.   Supervisory Procedures
     ----------------------

     Westport's Compliance Director is critical to the implementation and maintenance of these Policy and Procedures against insider trading. The supervisory procedures set forth below are designed to prevent insider trading.

     1.   Prevention of Insider Trading
          -----------------------------

     In addition to the prior written approval and monthly reporting procedures specified in the Code concerning personal securities transactions, the following measures have been implemented to prevent insider trading by Covered Persons:

          a. Each Covered Person will be provided with a copy of the Insider Trading Policy;

          b. The Compliance Director will answer questions regarding the Insider Trading Policy;

          c.   The   Compliance   Director   will  resolve   issues  of  whether
               information   received  by  a  Covered  Person  is  material  and
               non-public;

          d. The Compliance Director will review on a regular basis, and update as necessary, the Insider Trading Policy;

          e. Whenever it has been determined that a Covered Person has material non-public information, the Compliance Director will implement measures to prevent dissemination of such information; and

          f. Upon the request of any Covered Person, the Compliance Director will promptly review and either approve or disapprove a request for clearance to trade in the subject securities.

     2.   Special Reports to Management
          -----------------------------

     Promptly upon learning of a potential violation of the Insider Trading Policy, the Compliance Director will prepare a confidential written report to the management of the effected Westport entity providing full details and recommendations for further action.

     3.   Annual Reports to Management
          ----------------------------

     On an annual basis, the Compliance Director will prepare a written report to the management of each Westport entity setting forth:

          a. full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and

          b. an evaluation of the current Insider Trading Policy and any recommendations for improvement.

     In response to such reports, management of each Westport entity will determine whether any changes to the Insider Trading Policy may be appropriate.

                               THE WESTPORT FUNDS
                             WESTPORT ADVISERS, LLC
                         WESTPORT ASSET MANAGEMENT, INC.
                                  APPENDIX VII

                             POLICIES AND PROCEDURES
                        CONCERNING THE MISUSE OF MATERIAL
                             NON-PUBLIC INFORMATION
                         (THE "INSIDER TRADING POLICY")

                        ANNUAL CERTIFICATE OF COMPLIANCE



-------------------------
Name (please print)

This is to certify that the I have read and sufficiently understand the Insider Trading Policy distributed to me on __________, 20___. I certify that I have complied with the Insider Trading Policy during the course of my association with Westport and that I will continue to do so in the future. Moreover, I agree to promptly report to the Compliance Director any violation or possible violation of the Insider Trading Policy of which I become aware.

I understand that violation of the Insider Trading Policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.


-------------------------------------
Signature


-------------------------------------
Date

                                  APPENDIX VIII

                               COMPLIANCE DIRECTOR

As of _____________, 2000, each of the Funds, WALLC, and WAMI has designated the following person as Westport's Compliance Director:

          Ronald H. Oliver

The Compliance Director may delegate his or her functions as he or she sees fit. The Compliance Director may consult with outside counsel as appropriate. Securities transactions of the Compliance Director may be pre-approved pursuant to the procedure in Article VII of the Code by any principal of the appropriate Westport entity.